Exhibit 10

January 31, 2004

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

                  Re: Exhibit 10, Form N-1A

                  Calvert Impact Fund, Inc.

                  333-44064 and 811-10045

Ladies and Gentlemen:

As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-effective Amendment No. 4 and Registrant's Amendment No. 7 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Impact Fund, Inc. (the "Trust"), including its Declaration of Trust, its By-laws, other original or Photostat copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as deemed necessary to form the basis of this opinion.

Therefore, I consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective Amendment No. 4 and Registrant's Amendment No. 7 to its Registration Statement.

Sincerely,

/s/Lancelot King

Assistant General Counsel